Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-125468) of Xenonics Holdings, Inc. and subsidiary of our report dated January 12, 2015, relating to our audits of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Xenonics Holdings, Inc. and subsidiary for the years ended September 30, 2014 and 2013.

SingerLewak LLP
Irvine, CA

January 13, 2015